Exhibit 10.2

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

This Agreement, made this 18th day of December, 2008, by and between Boston Private Financial Holdings, Inc. (hereinafter referred to as the “Company”) and Timothy L. Vaill (hereinafter referred to as the “Executive”):

WITNESSETH:

WHEREAS, Executive currently occupies a position of key significance with the Company, and the Company desires to encourage Executive to remain with the Company and to continue Executive’s contributions to the Company’s growth;

WHEREAS, Executive and the Company have entered into to a Supplemental Executive Retirement Agreement, dated as of May 1, 2001, and amended effective as of May 1, 2004 (the “Prior Agreement”);

WHEREAS, the Executive and the Company desire to amend and restate the Prior Agreement upon the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the Company and Executive agree as follows:

1. NORMAL RETIREMENT BENEFIT.

(a) AMOUNT OF NORMAL RETIREMENT BENEFIT. Upon Termination of Employment for any reason other than death, and subject to Paragraphs 2 and 3 of this Agreement, the Company shall pay to the Executive an annual benefit obtained by taking the SERP Benefit determined under this Paragraph 1(a) and offsetting the resulting amount by the Executive’s SERP Offset described in Paragraph 1(b) (the annual benefit, so reduced, is referred to as the “Normal Retirement Benefit”).

(i) The “SERP Benefit” shall be expressed as a single life annuity, with an annual benefit equal to:

3% times “Years of Service” times “Final Average Pay.”

(ii) “Year of Service” means each calendar year in which Executive is credited with 1000 or more hours of service with the Company or with any subsidiary that, together with the Company would be treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”). “Hours of service” shall have the same meaning as in the Boston Private Bank and Trust Company 401(k) Plan (the “401(k) Plan”). Years of Service shall include all service with the Company, including years prior to the effective date of this Agreement, commencing on the first day on which the Executive first performed an Hour of Service with the Company and ending on the date on which the Executive’s Termination of Employment occurs.

(iii) “Final Average Pay” means the average of the Executive’s base salary from the Company (or from any subsidiary that together with the Company would be treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code) and annual cash bonus under the Annual Executive Incentive Plan (or any successor plan) paid in the three consecutive calendar year period ending on December 31, 2008.

(iv) “Termination of Employment” for purposes of this Agreement means Executive’s “separation from service” with the Company (and any subsidiary that, together with the Company, would be treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the Code, except that in applying Sections 1563(a)(1), (2) and (3) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent”) within the meaning set forth in Section 409A of the Code, determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(b) SERP OFFSET. The SERP Offset shall include the following amounts (1) the annual Social Security benefit that the Executive is entitled to receive immediately following Termination of Employment, multiplied by a fraction, the numerator of which is the number of the Executive’s Years of Service and the denominator of which is 40, (2) the annual amount payable as a single life annuity payable over the life of the Executive with a lump sum actuarial equivalent value equal to the value of the employer-provided benefits (excluding employee deferrals and allocable investment earnings on such amounts) under the 401(k) Plan, and (3) the annual amount payable as a single life annuity payable over the life of the Executive with a lump sum actuarial equivalent value of $420,811.10. For this purpose, the SERP Offset and actuarial equivalence shall be determined at the date his Termination of Employment occurs. Actuarial equivalence shall be based on the 1994 Group Annuity Reserving Table (with unisex rates projected to 2002) and applying a discount rate of 6%.

(c) PAYMENT OF NORMAL RETIREMENT BENEFIT. The Company shall pay the Normal Retirement Benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the calendar month following the Executive’s Termination of Employment. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s Termination of Employment, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to hereunder on account of the Executive’s Termination of Employment would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s Termination of Employment, or (B) the Executive’s death. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

2. TERMINATION BENEFIT.

(a) AMOUNT OF TERMINATION BENEFIT. Upon Termination of Employment prior to Executive attaining age 70 for any reason other than death, and subject to Paragraph 3 of this Agreement, the Company shall pay to the Executive an amount equal to the vested portion of the Normal Retirement Benefit in accordance with the following schedule:

Age at Termination of Employment	Vested Percentage of Normal Retirement Benefit
67	82%
68	88%
69	94%
70 and Older	100%

(b) PAYMENT OF TERMINATION BENEFIT. The Company shall pay the annual termination benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive’s Termination of Employment. The benefit shall be paid each month up to and including the month in which the Executive dies. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s Termination of Employment, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to hereunder on account of the Executive’s Termination of Employment would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s Termination of Employment, or (B) the Executive’s death. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment.

3. TERMINATION FOR CAUSE. In the event the Executive’s Termination of Employment is “for cause” then no benefit shall be payable to the Executive or to his surviving spouse under this Agreement, “For cause” means the Executive is willfully engaging in misconduct which is demonstrably and materially injurious to the Company or its subsidiaries. However, no act, or failure to act, by Executive shall be considered willful unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

4. DEATH BENEFITS.

(a) DEATH AFTER TERMINATION OF EMPLOYMENT. If the Executive is married on the date of his Termination of Employment, and is married to the same individual on the date of his death, then the Company shall pay the Executive’s surviving spouse monthly payments equal to 75% of the monthly benefit, if any, which was being paid to the Executive prior to his death. This survivor benefit shall be paid each month commencing with the month following the Executive’s death and continue up to and including the month in which the surviving spouse dies. If the Executive is not married on the date of his Termination of Employment, or if the Executive is not married to the same individual on the date of his death, then no survivor benefits shall be paid under this Paragraph 4(a).

(b) DEATH DURING EMPLOYMENT. If the Executive dies prior to his Termination of Employment, and the Executive is married on his date of death, then the Company shall pay the Executive’s surviving spouse monthly payments equal to 75% of the monthly benefit that would have been payable to the Executive under Paragraph 1(a) of this Agreement had he attained age 70 and retired on his date of death (using Years of Service accrued as of the date of death). This survivor benefit shall be paid each month commencing with the month following the Executive’s death and continue up to and including the month in which the surviving spouse dies, If the Executive is not married on the date of his death, then no survivor benefits shall be paid under this Paragraph 4(b).

5. MISCELLANEOUS.

(a) PAYMENT OF BENEFITS FROM GENERAL ASSETS: UNSECURED CREDITOR STATUS. All benefits payable under this Agreement shall be paid from the general assets of the Company. The Company shall not be required to set aside any funds to discharge its obligations hereunder, but the Company may set aside such funds if it chooses to do so. Any setting aside of amounts, or acquisition of any insurance policy or any other asset, by the Company with which to discharge its obligations hereunder in trust or otherwise, shall not be deemed to create any beneficial ownership interest in the Executive or the Executive’s Beneficiary, and legal and equitable title to any funds so set aside shall remain in the Company. The rights of the Participant and his beneficiary under this Agreement shall be no greater than the rights of a general unsecured creditor of the Company. Nothing contained in this Agreement shall constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefits hereunder.

(b) NO ENLARGEMENT OF EMPLOYEE RIGHTS. It is distinctly understood and agreed that nothing contained in this Agreement shall in any way obligate the Company to retain the Executive in its employment for any period of time nor in any way affect the Company’s right to change at any tithe the Executive’s future rate of salary, the methods or conditions for payment thereof, or any other aspect of his employment.

(c) SPENDTHRIFT PROVISION. No interest of the Executive or his beneficiary under this Agreement shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a benefit payment be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

(d) FACILITY OF PAYMENT. If a benefit is payable under this Agreement to a minor, to a person declared incapacitated, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incapacitated person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from ail liability with respect to such benefit.

(e) CORPORATE SUCCESSORS. Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement shall not be assignable by either party without the written consent of the other party, but shall inure to the benefit of and be binding upon his or its permitted successors or assigns, including, in the case of the Company, any other corporate entity with which the Company may be merged or otherwise combined or which may acquire the Company or its assets in whole or substantial part.

(f) TAX WITHHOLDING AND REPORTING. The Company shall have the right to deduct any required withholding taxes from any payment made under this Agreement.

(g) CLAIMS. In the event the Executive or a beneficiary makes a claim for benefits under this Agreement, and such claim is denied (in whole or in part), the claimant shall receive notice from the Company, in writing, setting forth the specific reasons for denial, with specific reference to applicable provisions of this Agreement. Such notice shall be provided within 90 days of the date the claim for benefits is received by the Company, unless special circumstances require an extension of time for processing the claim, in which event notification of the extension shall be provided to the claimant prior to the expiration of the initial 90 day period. The extension notification shall indicate the special circumstances requiring the extension of time and the date by which the Company expects to render its decision. Any such extension shall not exceed 90 days. Any disagreements about such interpretations and construction may be appealed in writing by the claimant within 60 days to the Company. The Company shall respond to such appeal within 60 days, with a notice in writing fully disclosing its decision and its reasons, unless special circumstances require an extension of time for reviewing the claim, in which event notification of the extension shall be provided to the claimant prior to the expiration of the initial 60-day period. Any such extension shall be provided to the claimant prior to the commencement of the extension. Any such extension shall not exceed 60 days. No member of the Board of Directors, or any committee thereof, shall be liable to any individual or entity for any action taken hereunder, except those actions undertaken with lack of good faith.

(h) APPLICABLE LAW. This Agreement shall be construed and administered under the laws of the Commonwealth of Massachusetts. In the event any provision of this

Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Agreement, and the Agreement shall be interpreted and enforced as if such illegal and invalid provisions had never been set forth.

This Agreement shall be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 210(2), 301(a)(3) and 401(a)(1) of the employee Retirement Income Security Act of 1974, as amended (“ERISA”).

6. SECTION 409A. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. AMENDMENT AND TERMINATION. This Agreement may be amended only by written agreement of the Executive and the Company. This Agreement shall terminate when all benefit payable hereunder, if any, have been paid.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

EXECUTIVE

/s/ Timothy L. Vaill
Timothy L. Vaill

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Lynne Thompson Hoffman
Lynne Thompson Hoffman, Chairman of the Compensation Committee of its Board of Directors